Exhibit 99.1

Newfield Provides Operational Update

➢	Company emphasizing oil plays, reducing planned gas development wells

➢	$700 million, 45%, of 2010 capital investments now directed to oil projects

➢	2010 domestic oil production expected to grow 20% over 2009

➢	Company guides to upper half of 2010 production guidance due to higher oil volumes

FOR IMMEDIATE RELEASE

Houston – April 26, 2010 – Newfield Exploration Company (NYSE: NFX) today provided a detailed update on operations in its core operating regions. The update precedes the announcement of the Company’s first quarter of 2010 financial results planned for after-market close on April 27. A conference call is planned for 7:30 a.m. CDT on April 28, 2010. To participate in the call, dial 719-457-2731 or listen through the investor relations section of the website at http://www.newfield.com.

Newfield began allocating additional capital to oil projects in its portfolio in the second half of 2009. With the continued spread between crude oil and natural gas prices, the Company is today allocating additional capital to its ongoing oil activities in the Uinta and Williston Basins. Newfield now expects to invest approximately $700 million in oil projects in 2010, or nearly 45% of its total budget. This is a shift of capital investments to oil of approximately $200 million since the beginning of the year budget. At current oil prices, Newfield’s growing crude oil volumes are expected to account for about 60% of 2010 revenues. The re-allocation of the 2010 budget will have no impact on total capital investments, which remain at $1.6 billion.

As a result of the re-allocation in capital expenditures, the Company’s 2010 domestic crude oil production is expected to increase throughout the remainder of the year and grow approximately 20% over 2009 levels. Total Company oil production is expected to be approximately 8% above 2009 oil production. Spending reductions in planned gas development programs will offset new oil investments.

For the full year 2010, Newfield expects that its production will be in the upper half of its production guidance of 278 – 288 Bcfe, representing an expected increase of at least 10% over 2009 volumes. A planned reduction in natural gas volumes in the second half of 2010 should be more than offset by our growing crude oil volumes.

“We are reaping the benefits of our high-quality, diverse portfolio, built throughout the last decade,” said Lee K. Boothby, Newfield President and CEO. “We have growing oil volumes… coming from ‘real’ oil projects that we can make increased investments in today to provide superior returns for our shareholders. Because our large natural gas developments are substantially held by production, we have tremendous flexibility in our capital allocation choices. For the full year, we expect that our total Company production will be in the upper half of our original guidance, or a minimum of 10% growth over 2009. Our investments in oil projects in 2010 will have a positive impact on our 2011 oil production, as well.”

Uinta Basin

Monument Butte Field Area – Gross oil production from the Monument Butte field area reached record production of 19,900 BOPD in April 2010. This compares to year-end 2009 gross production of about 17,000 BOPD. With improved well performance, a re-allocation of rigs within the field and an increase in the number of development wells planned for 2010, Newfield now expects that its Monument Butte production will grow more than 20% in 2010 (previous guidance, issued in Feb. 2010, was for 15% growth). The Company has firm sales agreements in place on 100% of 2010’s estimated oil volumes and approximately 85% of 2011’s estimated oil volumes.

The increased oil production guidance results from drilling efficiencies and higher initial production rates from recent wells. Newfield drilling personnel continue to optimize performance and recently set a drilling record (rig-release to rig-release) of 3.5 days. This compares to a 2009 average of 5.5 days and an average of approximately 6.5 days when Newfield acquired the field in 2004. Our year-to-date performance is 4.5 days. Due to these efficiency gains, the Company has increased its planned number of development wells in 2010 to more than 350 wells, up from 275 at the beginning of the year. The increased number of planned development wells will have a significant impact on 2011 oil volumes from Monument Butte. Field production is expected to exit 2010 at approximately 25,000 BOPD gross.

Newfield added two operated rigs in the field in late 2009 and is today running five rigs. The Monument Butte field area covers approximately 180,000 net acres. Based on the continued strength in demand for Black Wax crude, Newfield may continue to add additional rigs in the field.

Newfield has drilled more than 125 wells to date on the Ute Tribal acreage, an area covering 63,000 net acres north and adjacent to Monument Butte. The results continue to exceed expectations. Newfield has drilled significant step out wells throughout the acreage and estimates that more than 1,000 development locations exist on the acreage at 40-acre spacing. Newfield’s working interest on the Ute Tribal acreage is approximately 70%.

In total, Newfield estimates that approximately 4,700 development drilling locations remain in the Monument Butte field area. There are more than 1,350 producing wells in the Monument Butte field where development drilling is currently underway on 20-acre spacing.

Williston Basin

The Company’s recent results in the Williston Basin continue to benefit from drilling and completion optimizations. Newfield increased its operated rig count from one to three in early 2010. Two of the rigs are drilling in the Company’s core development areas along the Nesson Anticline (Westberg and Lost Bear). The Company expects that its Williston Basin production will increase more than 40% in 2010. Recent results include the highest initial production rates achieved by the Company to date in the Williston Basin.

Well Name	IP Rate (BOEPD)	30-Day Avg. Prod. (BOEPD)	Formation	Lateral Length	Working Interest
Clear Creek State 1-36	1,300	502	Bakken	3,932’	50%
Arkadios 1-18H	1,686	457	Sanish/TF	4,079’	79%
Pittsburg 1-3H	3,371	1,200	Sanish/TF	4,143’	33%
Sand Creek Federal 1-21H	3,568	1,137	Bakken	4,182’	53%

Newfield has drilled 20 successful oil wells in the North Dakota portion of the Williston Basin since entering the region in late 2007. The planned 2010 program will consist of development drilling along the Nesson (Westberg and Lost Bear areas) as well as continued assessment of areas west of the Nesson. Newfield may elect to add an additional rig in the Williston Basin.

Newfield has approximately 400,000 net acres in the Williston Basin. The total includes approximately 160,000 net acres in development and appraisal areas (Nesson Anticline and west of the Nesson) and approximately 240,000 net exploratory acres.

Malaysia Oil Developments

In April 2010, Newfield’s Malaysian operations set record gross production volumes of more than 45,000 BOPD, or more than 19,000 BOPD net. The recent increase is due to higher than planned production volumes from the operated developments at the East Belumut and Chermingat fields, located on shallow water block PM 323.

Although Newfield had originally estimated that its Malaysian production would decline about 18% in 2010 due to natural declines, recent well performance should reduce the expected decline to less than half that amount.

In mid-2009, Newfield accelerated the timing by six months on six planned development wells in the East Belumut field. The Company was able to drill a total of seven development wells during the time allotted for the rig. In addition, the seven wells were drilled within the original six-well budget. The wells had an average lateral length of more than 7,000’ and boosted East Belumut field production to more than 24,000 BOPD gross.

Ongoing international developments that will add future oil production include: West Belumut on PM 323 (first production October 2010), PM 329 (first production October 2011) and the Pearl development in the South China Sea (first production 2013).

New Oil Plays Entering Assessment Phase

In late 2009 and early 2010, Newfield added large operated acreage positions in two new oil plays – the Southern Alberta Basin of northwestern Montana and the Eagle Ford Shale play in southwest Texas. Both of these new plays will be assessed in the second half of 2010.

Southern Alberta Basin – Newfield this week spud its first well in the Southern Alberta Basin where the Company has an operated interest in approximately 224,000 net acres in Glacier County, Montana. Prospective geologic formations included the Lodgepole, Middle Bakken, Three Forks and Nisku. Newfield plans to drill eight exploratory assessment wells in 2010.

Eagle Ford Shale – In early 2010, Newfield purchased a package of assets from TXCO Resources Inc. and now owns interests in more than 300,000 net acres in the Maverick Basin of southwest Texas with multiple geologic targets, including the Eagle Ford and Pearsall Shale plays. Newfield expects to drill about 20 wells in the Maverick Basin with a multi-rig exploratory program commencing in mid-2010.

Natural Gas Developments

“We have a great luxury in the fact that our foundational gas developments are held-by-production,” said Boothby. “The Woodford and Granite Wash both are expected to grow 20% or more this year because of the momentum we had coming into 2010 and continued great results. Today, however, we are electing to slow the pace of our development drilling in the Woodford and plan to drop several rigs in the second half of this year. This is the right economic choice today – to slow growth in gas plays.

“However, it’s important that we keep working hard to improve our drilling and completion performance in these gas plays. We are attaining great results in lowering our finding and development costs in the Woodford and the recent success of our ‘super extended laterals’ in the Woodford keeps this resource play competitive with all other domestic gas plays.”

Newfield’s largest gas plays are the Granite Wash and Woodford Shale, both located in the Mid-Continent. Newfield recently set a production record in its Mid-Continent division of more than 550 MMcfe/d gross, or 345 MMcfe/d net. The Company’s current production guidance allows for the option to defer natural gas completions in the second half of 2010.

Granite Wash – The Company’s success in the Granite Wash play continues. Gross production in the first quarter of 2010 set an area record of nearly 180 MMcfe/d gross (nearly 110 MMcfe/d net). During 2009, Newfield drilled 19 horizontal wells in the Stiles Ranch field. The average initial production from the 19 wells drilled to date is approximately 18 MMcfe/d (24-hour rate). Five of the most recent seven wells were drilled in the Atoka formation, a known dry gas producer. The Atoka drilling program is being conducted to fully assess the field’s potential. A table with the most recent wells follows.

Well Name	IP Rate (MMcfe/d)	Producing Formation	Lateral Length	Working Interest

Britt 8-6H	14.5	Atoka	4,300’	66%
Britt 7-12H	20.1	Atoka	4,472’	51%
Thomas Britt 6-13H	12.0	Atoka	3,795’	100%
Britt 7-11H	15.1	Atoka	4,477’	51%
Huff Ranch 47-5H	11.7	Atoka	4,300’	58%
Carr 1-2H*	12.3	Marmaton	4,118’	100%
Lunsford 3-4H*	15.0	Marmaton	4,202’	100%
* represents a previously untested area, approximately 8 miles west of Stiles Ranch

The Company plans to continue running four operated rigs in the Granite Wash. The majority of the drilling program in the second half of the year is expected to focus on drilling development wells in the Marmaton formation. The Company’s seven Marmaton wells drilled to date have included a significant condensate yield.

The Carr and Lunsford wells (listed above) were drilled in the Briscoe area, located approximately eight miles west of Stiles Ranch. Prior to these recent wells, all of the Company’s drilling to date had been conducted in the Stiles Ranch field. Newfield’s interest in the play averages approximately 75%. Newfield expects to drill 20-25 wells in the play in 2010. The Company owns interests in approximately 40,000 net acres in the play.

Woodford Shale – Production in April 2010 set a record of approximately 345 MMcfe/d gross operated (nearly 210 MMcfe/d net). The production growth is attributable to increased completions in early 2010 and the results of “super extended laterals,” or SXLs.

Newfield continues to focus its efforts on drilling SXLs, or wells with a horizontal length greater than 5,000’. Newfield expects that its average Woodford lateral length in 2010 will be more than 6,000’. To date, the Company has drilled 14 SXLs with an average lateral length of approximately 9,000,’ with average gross initial production (24-hour rate) of approximately 9 MMcfe/d. Three SXLs are in various stages of completion.

The Company is currently running eight operated rigs in the Woodford. However, with the recent increase in capital allocated to oil projects, the operated rig count is expected to be reduced to 4-5 rigs in the second half of 2010. Despite the reduction in planned development wells and the re-allocation of capital to oil projects, Woodford production in 2010 is expected to increase approximately 20% in 2010 over 2009 levels (previous guidance, Feb. 2010, was 25% growth).

Deepwater Gulf of Mexico – Newfield’s Sargent development commenced production in March 2010 and is on-line at approximately 38 MMcfe/d gross (outside operated, 25% interest). The Company has three additional deepwater developments underway in the Gulf of Mexico which are expected to provide significant future production growth. The current deepwater developments are Gladden (first production late 2010), and Dalmatian and Pyrenees (first production 2011).

 The Company is currently drilling two exploration wells in the deepwater Gulf – Saluki (Operated, 50% working interest/35% cost interest, Garden Banks 425) and Axe (Non-operated, 23% working interest, DeSoto Canyon 4). The Company expects to participate in the drilling of 1-2 additional deepwater wells in 2010.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated capital expenditures, production and cost reductions, drilling and development plans and the timing of activities, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte field in Utah, the availability and cost of capital resources, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com